EXHIBIT 5.0







                                January 2, 1997


Redwood Broadcasting, Inc.
7518 Elbow Bend Road, Bldg. A, Ste. I
P.O. Box 3458
Carefree, Arizona  85377

     Re: Pre-Effective Amendment No. 2 to S.E.C. Registration Statement on Form SB-2

Ladies and Gentlemen:

     We have acted as counsel to Redwood Broadcasting, Inc. (the "Company") in connection with Pre-Effective Amendment No. 2 to Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 1,200,437 shares of the Company's $0.004 par value common stock (the "Common Stock") and 203,008 Common Stock Put Options. In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

     Based upon the foregoing, we are of the opinion as follows:

     1. The Company has been duly incorporated and organized under the laws of the State of Colorado and is validly existing as a corporation in good standing under the laws of that state.

     2. The Company's authorized capital consists of twelve million five hundred thousand (12,500,000) shares of Common Stock having a par value of $0.004 each and two million five hundred thousand (2,500,000) shares of preferred stock having a par value of $.04 per share.

     3. The 300,008 shares of the Company's Common Stock to be distributed by Cell Robotics International, Inc. ("CRI") to the shareholders of record of CRI as of December 16, 1994 pursuant to the terms of the Agreement and Plan of Reorganization between and among CRI, Cell Robotics, Inc., a New Mexico corporation ("Cell"), MiCEL, Inc., a Delaware corporation, and others, dated as of December 12, 1994 (the "CRI Agreement"), more fully described in the Registration Statement, are duly and validly authorized, legally issued, fully paid and nonassessable shares of the Company's Common Stock.

     4. The 400,000 shares of Common Stock being registered for sale and offered by the Company shall, upon valid issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, fully paid and non-assessable shares of the Company's Common Stock.

     5. The 203,008 shares of the Company's Common Stock Put Options to be issued pursuant to the terms of the Agreement and Plan of Reorganization between and among the Company, Redwood Broadcasting, Inc., a Colorado corporation ("RBI") and Redwood MicroCap Fund, Inc., a Colorado corporation ("MicroCap") dated as of June 16, 1995 (the "RBI Agreement") shall, upon valid issuance thereof as more fully described in the Registration Statement, be duly and validly authorized, legally issued, and fully exercisable in accordance with their respective terms and conditions.

     6. The 500,429 shares of Common Stock being registered for sale and offered by the Selling Shareholders as more fully described in the Registration Statement are lawfully and validly issued, fully paid and non-assessable shares of the Company's Common Stock.

                                   Sincerely,



                                   Clifford L. Neuman

CLN:at